UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

Item 1: On July 2, 2019, the Rice Group issued the following press release and posted it to https://eqtpathforward.com/, which includes a letter to shareholders of EQT:

Rice Team Encourages EQT Shareholders to Vote for Substantial Change

Rice Team Has a Proven Plan to Deliver Improved Efficiencies and Performance

Several Major Shareholders and ISS Fully Support All of the Rice Team Nominees and Plan

Vote the WHITE Universal Proxy Card Today in Advance of EQT’s July 10 Annual Meeting

July 2, 2019

CARNEGIE, Pa.--(BUSINESS WIRE)--Toby Z. Rice and the other members of the Rice Team (Derek A. Rice, J. Kyle Derham and William E. Jordan), shareholders of EQT Corporation (NYSE: EQT) (“EQT”), today wrote an open letter to encourage their fellow EQT shareholders to vote on the Rice Team’s WHITE universal proxy card to elect all seven of the Rice Team’s nominees and the five EQT nominees supported by the Rice Team. EQT’s annual meeting is scheduled to be held on July 10, 2019.

The text of the letter follows:

Dear Fellow EQT Shareholder:

The Rice Team (Derek A. Rice, J. Kyle Derham, William E. Jordan and I) are major shareholders of EQT, the country’s largest natural gas producer. We believe EQT’s asset base is world class and, with the right plan and leadership, provides a tremendous opportunity to create shareholder value.

But, in the twenty months since EQT closed on its acquisition of Rice Energy, EQT stock has lost more than half its value. EQT’s Board of Directors and management team have been unable to integrate Rice Energy’s technology, well designs, land acquisition strategies and operational coordination into EQT’s antiquated operating style.

The Rice Team is seeking to fundamentally transform EQT to deliver significant shareholder value

Last year, we were asked by several of EQT’s largest shareholders to help turn EQT around and address EQT’s performance. Given our track record of operating many of EQT’s assets at Rice Energy Inc., the company that we built into the best operator in the Appalachian Basin, we are uniquely positioned to help EQT take advantage of its assets and deliver the results shareholders deserve. We assessed the necessary changes and developed a comprehensive plan to modernize EQT by delivering the organizational, operational and technological approach that we developed and successfully implemented at Rice Energy.

With natural gas prices depressed and the outlook for future price increases uncertain, it is more important than ever that EQT operate efficiently, with large-scale development projects, tight operational coordination and optimized well designs.

We believe our plan can turn EQT into a technology-enabled, sustainable and low-cost energy producer capable of peer-leading well costs and long-term success even in an uncertain commodity market.

At Rice Energy, our modern approach to the energy business led to significant operational, cultural and stock price outperformance compared to our peers, including EQT itself. Now, with your support, we are convinced we can lead EQT to similar results.

The Rice Team has the right, proven plan

Our detailed plan is available here. We believe our plan will drive down EQT’s costs and increase the productivity of its wells to match our prior performance at Rice Energy and meet and exceed the performance of EQT’s industry peers. Financially, we believe our plan will generate $500 million per year more in free cash flow than the plan offered in January by EQT. The Rice Team is ready to begin implementing this plan immediately.

As a top-ten shareholder of EQT, we are highly incentivized to deliver strong results that will create shareholder value. As data-driven operators, we understand the importance of transparency and accountability, and we are committed to continuing our track record in these areas. And personally, I can think of no better value opportunity for shareholders than executing our proven plan.

But we cannot implement this plan without the support of our fellow shareholders. We are therefore asking you to vote on the Rice Team’s WHITE universal proxy card to elect all seven of the Rice Team’s nominees. These nominees are a diverse group of experienced professionals that are committed to our plan and to overseeing EQT for the benefit of all shareholders.

Our plan has the support of several leading EQT investors and ISS, the most influential independent proxy vote advisor.

Our nominees and plan have received public support so far from the three largest actively managed EQT shareholders: T. Rowe Price, D.E. Shaw and Kensico Capital Management:

•	T. Rowe Price has owned EQT stock for more than ten years and is EQT’s largest shareholder today. In a press release issued by T. Rowe Price on July 1, 2019, David Wallack, portfolio manager of the T. Rowe Price Mid-Cap Value Fund, stated, “We have long been admirers of the founders and leaders of Rice Energy. They bring a data-driven, thoughtful, nimble, and innovative approach to the E&P industry that we believe will produce substantial benefits if they are applied across the EQT platform."*

T. Rowe has indicated it will vote for all seven of the Rice Team’s nominees.

•	D.E. Shaw Group has been a significant shareholder of EQT for three years, has owned the stock for most of the last twenty years and is currently the fourth-largest shareholder of EQT. In a press release issued on January 11, 2019, D.E. Shaw stated, “We support the Rice Team because they are seasoned operators with a proven track record of delivering peer-leading results on the exact assets that EQT owns today.”*

D.E. Shaw Group has indicated it will vote for all seven of the Rice Team’s nominees.

•	Kensico Capital Management is the sixth-largest shareholder of EQT. In a press release issued on June 27, 2019, Kensico Capital stated, “We strongly believe the incumbent management team’s plan is inadequate compared to what could be achieved by the Rice team. This vote is a rare opportunity to set EQT on a new path with proven operators who have had a stellar track record of success….”*

Kensico Capital has indicated it will vote for all seven of the Rice Team’s nominees.

Together with the Rice Team, these three shareholders own more than 20% of EQT’s stock.

Joining these large investors in their support for the Rice Team nominees and plan is leading proxy vote advisory firm Institutional Shareholder Services (“ISS”). After meeting with both EQT and the Rice Team, ISS issued a 49-page analysis which concluded by recommending that EQT shareholders vote for the Rice Team’s nominees and plan, noting that “substantial change at the board level is required” and the Rice Team’s “detailed plan provides a compelling blueprint for effecting a turnaround.”*

Last Friday, after ISS and Kensico announced their opinions publicly – and investors became more confident that the Rice Team plan had a better chance of being implemented at EQT – EQT’s stock rallied up 10%.

Please join us, EQT’s largest shareholders and ISS in voting for the Rice Team’s nominees and plan.

Please review our proxy materials and plan, which are available at www.EQTPathForward.com and vote for change at EQT by supporting our nominees (Lydia Beebe, Lee Canaan, Dr. Kathryn Jackson, John McCartney, Daniel J. Rice IV, Toby Z. Rice and Hallie Vanderhider) using the WHITE universal proxy card.

We are also supporting five of the Company’s nominees (Dr. Philip Behrman, Janet Carrig, James McManus II, Anita Powers, and Stephen Thorington) to provide balance and ensure continuity.

If this combined group of nominees are elected, we believe EQT’s new Board of Directors will be the strongest in the industry.

If you have any questions about how to execute your vote intentions, please contact our proxy solicitor, D.F. King & Co. Inc. at (800) 207-3159.

Sincerely,

Toby Z. Rice

*Permission to use quotations neither sought nor obtained.

VOTE FOR ALL SEVEN OF THE RICE TEAM’S NOMINEES

AND THE FIVE EQT NOMINEES SUPPORTED BY THE RICE TEAM.

The Rice Team encourages shareholders to review its proxy materials, shareholder letters and its analysis of EQT, all of which are available at www.EQTPathForward.com. For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (800) 207-3159.

Contacts

For Investor Inquiries:

Kyle Derham

kyle@teamrice.com

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

212-269-5550

Rice@dfking.com

For Media Inquiries:

Sard Verbinnen & Co

Jim Barron: 212-687-8080

Kelly Kimberly: 832-680-5120

Rice-SVC@sardverb.com